Filed:  State of Maryland
                                                             March 20, 1978

                            ARTICLES OF INCORPORATION

                                       OF

                      IAA TRUST ASSET ALLOCATION FUND, INC.

l:          WE, THE UNDERSIGNED,

            Duane L. Miller             7 Kenyon Court, Bloomington, Illinois
            Robert W. Weldon            l305 Baugh Drive, Normal, Illinois
            Paul M. Harmon, Jr.         6 Clinton Place, Normal, Illinois

      each being at least eighteen (l8) years of age, do hereby associate ourselves as Incorporators with the intention of forming a corporation under and by virtue of the General Laws of the State of Maryland.

2: The name of the corporation is IAA TRUST ASSET ALLOCATION FUND, INC. (10/1/92) (2/10/93)

3: The purpose for which the Corporation is formed and the business and objects to be carried on and promoted are as follows:

            A. To generally engage in the business of a diversified open-end management investment company.

            B. To acquire by purchase, subscription or otherwise acquire, hold for investment or otherwise, and sell, assign, transfer, exchange, dispose of and otherwise deal in and with, any shares of stock, shares, bonds, debentures, notes or other obligations, and any certificates, receipts, warrants or other instruments evidencing rights or options to receive, purchase or subscribe for the same or representing any other rights or interests therein, issued or created by any private or public companies, associations, corporations, syndicates or trusts incorporated, established or maintained within or outside of the United States of America, and to possess and exercise in respect thereof any and all the rights, powers and privileges of individual holders.

            C. To acquire by purchase or otherwise acquire, hold for investment or otherwise, and to sell, exchange or otherwise dispose of securities or other obligations issued or guaranteed by the United States of America, by any person, agency or other entity authorized, controlled or supervised by and acting as an instrumentality of the United States of America or by any State, Territory or Possession of the United States of America, the District of Columbia or Puerto Rico, and their political subdivisions, agencies and


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

            instrumentalities.

            D. To acquire by purchase, or otherwise acquire, hold for investment or otherwise, and to sell, exchange or otherwise dispose of securities or other obligations issued or guaranteed by foreign nations, by any person, agency or other entity authorized, controlled or supervised by and acting as an instrumentality of any such nation and by political subdivisions of such nations or their political subdivisions, agencies and instrumentalities.

            E. To deposit funds from time to time in such accounts as may reasonably be required, and with or without interest, in any bank, savings bank, or trust company in good standing, organized under the laws of the United States of America or any State thereof, or of the District of Columbia.

            F. To conduct researches and investigations in respect to securities, organizations, business and general business conditions in the United States and elsewhere to secure information pertaining to the investment and employment of the assets and funds of the Corporation; and to procure any or all of the foregoing and to pay compensation therefor.

            G. To consent to the reorganization, merger or consolidation of any of the companies whose securities are held by the Corporation or to the sale or lease of all or substantially all of the property and assets of any such companies to any person, corporation, trust or association and to exchange any of the shares of stock or other securities issued therefor upon such reorganization, merger, consolidation, sale or lease; to deposit any securities of any such company with or pursuant to the request or direction of any protective, reorganization or readjustment committee or other agency.

            H. To pay all assessments, subscriptions and other sums of money or other considerations as it may be deemed expedient for the protection of the Corporation's interest as holder of any stocks or other securities of any company whose securities are held by the Corporation, and to exercise any right or option contained in, pertaining to, or granted or issued to holders of any stocks or other securities for conversion into or exchange for or purchase of other stocks or securities.

            I. Generally to exercise in respect of all property and assets owned, all rights, powers and privileges which are or may be exercised by any natural person owning similar property or assets in his own right.

            J. To acquire all or any part of the good will, rights, property and business of any firm, person, association or corporation heretofore or hereafter engaged in any business similar to any business which the Corporation has power to conduct, and to hold,


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

            utilize, enjoy and in any manner dispose of the whole or any part of the rights, property and business so acquired and to assume in connection therewith any liabilities of any such person, firm, association or corporation.

            K. To purchase, redeem, acquire, hold, dispose of, transfer and reissue or cancel its own securities (including shares of its capital stock) in any manner and to any extent now or hereafter permitted by the laws of the State of Maryland and by these Articles without the vote of or consent of the holders of stock of the Corporation.

            L. To make and perform any contracts and to do any acts and things, and to exercise any powers suitable, convenient or proper for the accomplishment of any of the objects and purposes herein enumerated or incidental to the powers herein specified, or which at any time may appear conducive to or expedient for the accomplishment of any of such objects and purposes.

            M. To carry out all or any part of the foregoing objects and purposes and to conduct business in all or any of its branches in any or all states, territories, districts and possessions of the United States of America and in foreign countries; and to maintain offices and agencies in any and all states, territories, districts and possessions of the United States of America and in foreign countries.

      The foregoing objects and purposes shall, except when otherwise expressed, be in no way limited to or restricted by reference to or inference from the terms of any clause of this or any other Section of these Articles of Incorporation, or of any amendment thereto, and shall each be regarded as independent of and construed as powers as well as objects and purposes.

      The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to or conferred upon corporations of a similar character by the General Laws of the State of Maryland now or hereafter in force and the enumeration of the foregoing powers shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

4: The post office address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated; First Maryland Building, 25 South Charles Street, Baltimore, Maryland, 2l20l. The name of the resident agent of the Corporation in this State is The Corporation Trust Incorporated, a corporation of this State, and the post office address of the resident agent is First Maryland Building, 25 South Charles Street, Baltimore, Maryland, 21201.

5: The total number of shares of stock which the Corporation has authority to issue is Ten Million (10,000,000) shares of the par value of One Dollar ($1.00) per share, all of one class and having an aggregate par value of Ten Million Dollars ($10,000,000).


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

6: The number of directors of the Corporation shall be nine (9), which number may be changed in accordance with the Bylaws of the Corporation. The names of the directors who shall act until the first annual meeting or until their successors are duly chosen and qualified, whichever occurs first, are:

         Carleton Apple                Enfield, Illinois
         Vernal C. Brown               Vermont, Illinois
         Stanford O. Ege               6l8 Lennox, Glen Ellyn, Illinois
         Wilbert Engelke               3200 Country Place Lane,
                                         Granite City, Illinois
         Clair J. Hemphill             Rt. l - Box l76, Elwood, Illinois
         Paul S. Ives                  ll Edgelea Circle, Clinton, Illinois
         William S. Morrison, Jr.      925 Shabona, Indian Hills,
                                         Wilmette, Illinois
         Morris E. Nelson              Rt. l - Box 68, Altona, Illinois
         Harold B. Steele              Rt. 2, Princeton, Illinois

7: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

            A. The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, for such consideration as said Board of Directors may deem advisable, subject to the limitations and restrictions set forth in Article 8 hereof.

            B. No holder of shares of stock of the Corporation shall, as such holder, have any preemptive or other right to purchase or subscribe for any stock which this Corporation may issue or sell.

            C. Each holder of record of stock of this Corporation shall be entitled to one vote for each share outstanding registered in his name on the books of the Corporation; each holder of record of a fractional share of stock shall be entitled to such fraction of one vote as is the same as the fraction of one share standing registered in his name.

            D. The Board of Directors shall have power to determine from time to time whether and to what extent and at which time and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by law; and except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

            E. Each holder of the capital stock of the Corporation may redeem all or a part of the shares of capital stock, or fractions thereof,


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            standing in the name of such holder on the books of the Corporation pursuant to such terms and conditions including the suspension of redemption for good causes as the Board of Directors may establish from time to time.

            F. The Corporation may purchase in the open market or otherwise acquire from any owner or holder thereof any shares of its capital stock, in which case the consideration paid therefor (in cash or in securities in which the funds of the Corporation shall then be invested) shall not exceed the net asset value thereof at the time, determined or estimated in accordance with any method deemed proper by the Board of Directors and producing an amount approximately equal to the net asset value, as defined, in accordance with the Resolutions or Bylaws of the Corporation, of said shares at the time of the purchase or acquisition by the Corporation thereof less any redemption charge which may have been established by the Board of Directors. The Corporation to the extent necessary may sell or cause to be sold any securities held by it to provide cash for the purchase of its shares.

            G. The Board of Directors shall have full power in accordance with good accounting practice: (1) to determine what receipts of the Corporation shall constitute income available for payment of dividends and what shall constitute principal, and to make such allocation of any particular receipt between principal and income as may be deemed proper; (2) from time to time, in the Board's discretion (i) to determine whether any and all expenses and other outlays paid or incurred (including any and all taxes, assessments or governmental charges which the Corporation may be required to pay or hold under any present or future law of the United States of America or of any other taxing authority therein) shall be charged to or paid from principal or income or both; and (ii) to apportion any and all of said expenses and outlays, including taxes, between principal and income.

            H. The Board of Directors shall have full power to amend, alter or repeal the Bylaws of the Corporation.

8: Except for the initial issue of shares by the Corporation, its capital stock shall not be issued and sold for a consideration less than the net asset value (as defined in accordance with Resolutions or Bylaws of the Corporation) of said shares at the time of such issue and sale.

      The Board of Directors shall have power, in the manner and within the time permitted by the General Laws of the State of Maryland, to determine what part of the consideration received by the Corporation for any of the shares of its capital stock which it shall issue from time to time shall be capital (which part, however, in all cases shall be not less than the aggregate par value of the shares so issued) and the excess, if any, at any given time, of the total net assets of the Corporation over the amount so determined to be capital shall be surplus.


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9:    The Corporation is authorized to enter into an investment advisory agreement providing for the management and supervision of the investments of the corporation and the furnishing of advice to the Corporation with respect to investing in, purchasing or selling securities or other property and is authorized to enter into an agreement with a bank having an aggregate capital, surplus and undivided profits of $2,000,000 or more for the custody of its cash and portfolio securities. Such agreements shall contain such other terms, provisions and conditions as the Board of Directors of the Corporation may deem advisable.

l0: The Corporation reserves the right from time to time to make any amendment of its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in this Charter, of any outstanding stock. The Corporation may take or authorize such action upon the concurrence of a majority of the aggregate number of votes entitled to be cast thereon.

11:   The duration of the Corporation shall be perpetual.


                                        _________________________________
                                                 Duane L. Miller


                                        _________________________________
                                                 Robert W. Weldon


                                        _________________________________

                                                 Paul M. Harmon, Jr.


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